April 27, 2026

VIA EDGAR

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

RE:	Fortitude Life Insurance & Annuity Company
Registration Statement on Form N-4
File No. 333-274023

Members of the Commission:

I have acted as counsel to Fortitude Life Insurance & Annuity Company (the “Company”) in connection with the above-referenced Registration Statement on Form N-4. Such Registration Statement relates to the Market Value Adjusted Fixed Allocation Investment Option, as described therein, for certain variable annuity contracts (the “Contracts”).

I have examined or caused to be examined such corporate records and other documents, and reviewed or caused to be reviewed such questions of law, as I considered necessary and appropriate for the purpose of rendering this opinion. In connection therewith, I have reviewed the establishment and continued existence of the Fortitude Life Insurance & Annuity Company Account (the “MVA Account”), an unregistered non-unitized separate account for assets applicable to the Market Value Adjusted Fixed Allocation Investment Option under the Contracts.

On the basis of such examination and review, it is my opinion that:

(1) the Company is a corporation duly organized and validly existing as a stock life insurance company under the laws of the State of Arizona and is duly authorized by the Insurance Department of that state to issue the Contracts;

(2) the MVA Account has been duly created and is a validly existing non-unitized separate account of the Company pursuant to the provisions of the State of Arizona law; and

(3) interests in the Market Value Adjusted Fixed Allocation Investment Option when issued in accordance with the Registration Statement will, when sold, constitute legally-issued and binding obligations of the Company.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this opinion and consent, I am not admitting that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Sincerely,

/s/ Richard E. Buckley
Richard E. Buckley

Richard E. Buckley

Senior Vice President and Assistant General Counsel

Fortitude Life Insurance & Annuity Company

Ten Exchange Place, Suite 2210

Jersey City, New Jersey 07302

T +1 (615) 981 8801

richard.buckley@fortitude-re.com